Exhibit 99.1

NEWS RELEASE

Editorial Contact:

Simone Souza

Synopsys, Inc.

650-584-6454

simone@synopsys.com

Investor Contact:

Lisa L. Ewbank

Synopsys, Inc.

650-584-1901

Synopsys-ir@synopsys.com

Synopsys Announces Planned Retirement of CFO Trac Pham

MOUNTAIN VIEW, Calif., Dec. 1, 2021 – Synopsys, Inc. (Nasdaq: SNPS) today announced that Trac Pham, chief financial officer, intends to retire in 2022. To ensure an orderly transition, Pham will remain in his current role until a successor is in place. Synopsys will initiate a comprehensive search to identify a replacement.

“Trac has made excellent contributions throughout his 15 years at Synopsys, most recently as CFO since 2014,” said Aart de Geus, chairman and co-CEO. “As CFO, he was instrumental in driving our company’s transformation – accelerating margin and EPS growth while ensuring sufficient investments to best serve our customers and accelerate revenue growth. While we will miss his insights, leadership and teamplay, I congratulate him on a successful career and wish him well in the next phase of his life.”

“It has been a privilege to serve as Synopsys’ CFO and to work with Aart, Chi-Foon, and our team to support the enduring success of Synopsys,” said Trac Pham. “I have a deep affection for our company and team, and this experience has been an important part of my life. Knowing that Synopsys is strongly positioned and poised for more success gives me the comfort and flexibility to prioritize my desire to spend more time with my family. I am looking forward to the next phase of life and will work with our leadership team to ensure a smooth transition.”

About Synopsys

Synopsys, Inc. (Nasdaq: SNPS) is the Silicon to Software™ partner for innovative companies developing the electronic products and software applications we rely on every day. As an S&P 500 company, Synopsys has a long history of being a global leader in electronic design automation (EDA) and semiconductor IP and offers the industry’s broadest portfolio of application security testing tools and services. Whether you’re a system-on-chip (SoC) designer creating advanced semiconductors, or a software developer writing more secure, high-quality code, Synopsys has the solutions needed to deliver innovative products. Learn more at www.synopsys.com.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements, including statements related to Synopsys’ accelerating revenue, margin and EPS growth, and management transition plans. Forward-looking statements are subject to both known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed or implied. These risks and uncertainties include, but are not limited to, the ability to hire a qualified candidate in a timely manner or at all, the ability to successfully transition the roles and responsibilities of Synopsys’ chief financial officer to a successor, the ability for the successor to continue driving Synopsys’ business and financial objectives, and the other risks and uncertainties set forth in the risk factors section of Synopsys’ most recently filed Quarterly Report on Form 10-Q. Synopsys assumes no obligation to update any forward-looking statement contained in this press release.

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